CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$463,000	$53.80

Pricing supplement no. 136
To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014,	Registration Statement No. 333-199966 Dated December 23, 2014
product supplement no. 4a-I dated November 7, 2014 and	Rule 424(b)(2)
underlying supplement no. 1a-I dated November 7, 2014

Structured Investments	$463,000 Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF due December 30, 2016

General

•	The notes are designed for investors who seek a return of 1.75 times the appreciation of the iShares® MSCI EAFE ETF up to a maximum return of 16.50% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Final Share Price is less than the Initial Share Price by more than 10%, be willing to lose up to 90% of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Fund:	The iShares® MSCI EAFE ETF (Bloomberg ticker: “EFA”) (the “Fund”)
Upside Leverage Factor:	1.75
Payment at Maturity:	If the Final Share Price is greater than the Initial Share Price, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Fund Return multiplied by 1.75, subject to the Maximum Return. Accordingly, if the Final Share Price is greater than the Initial Share Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Fund Return x 1.75)], subject to the Maximum Return

If the Final Share Price is equal to or less than the Initial Share Price by up to 10%, you will receive the principal amount of your notes at maturity.

If the Final Share Price is less than the Initial Share Price by more than 10%, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Fund Return + 10%)]
If the Final Share Price is less than the Initial Share Price by more than 10%, you could lose up to $900 per $1,000 principal amount note.
Maximum Return:	16.50%
Buffer Amount:	10%
Fund Return:	(Final Share Price - Initial Share Price)
Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the pricing date, which was $61.80
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.
Pricing Date:	December 23, 2014
Original Issue Date (Settlement Date):	December 31, 2014
Observation Date*:	December 27, 2016
Maturity Date*:	December 30, 2016
CUSIP:	48127DZ50

*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying" and ”General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. 4a-I.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$2.3477	$997.6523
Total	$463,000.00	$1,087.00	$461,913.00

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $6.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $972.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

December 23, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Fund Return by 1.75, up to the Maximum Return of 16.50%, for a maximum payment at maturity of $1,165.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Final Share Price is not less than the Initial Share Price by more than 10%. If the Final Share Price is less than the Initial Share Price by more than 10%, for every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, you will lose an amount equal to 1% of the principal amount of your notes.
•	DIVERSIFICATION OF THE iSHARES® MSCI EAFE ETF— The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected countries in Europe, Australasia and the Far East. For additional information about the Fund, see “Fund Descriptions — The iShares® MSCI EAFE ETF” in the accompanying underlying supplement no. 1a-I.
•

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by

JPMorgan Structured Investments —	PS-1
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-2
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or in any of the component securities of the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I dated November 7, 2014 and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I dated November 7, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. Your investment will be exposed to loss if the Final Share Price is less than the Initial Share Price by more than 10%. For every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose up to 90% of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 16.50%, regardless of the appreciation in the Fund, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.'s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS'S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as
JPMorgan Structured Investments —	PS-3
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

published by JPMS (and which may be shown on your customer account statements).
•

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Fund;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the Fund trade and correlation among those rates and the price of one share of the Fund;
•	a variety of other economic, financial, political, regulatory and judicial events; and
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Fund would have.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities denominated in those currencies in the Fund. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency
JPMorgan Structured Investments —	PS-4
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the component countries and the United States and other countries important to international trade and finance
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain corporate events affecting the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
JPMorgan Structured Investments —	PS-5
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table, graph and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $65.00 and reflect the Maximum Return of 16.50%. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Share Price	Fund Return	Total Return	Payment at Maturity
$117.00	80.00%	16.50%	$1,165.00
$107.25	65.00%	16.50%	$1,165.00
$97.50	50.00%	16.50%	$1,165.00
$91.00	40.00%	16.50%	$1,165.00
$84.50	30.00%	16.50%	$1,165.00
$78.00	20.00%	16.50%	$1,165.00
$74.75	15.00%	16.50%	$1,165.00
$71.50	10.00%	16.50%	$1,165.00
$71.13	9.4286%	16.50%	$1,165.00
$68.25	5.00%	8.75%	$1,087.50
$65.65	1.00%	1.75%	$1,017.50
$65.00	0.00%	0.00%	$1,000.00
$61.75	-5.00%	0.00%	$1,000.00
$58.50	-10.00%	0.00%	$1,000.00
$55.25	-15.00%	-5.00%	$950.00
$45.50	-30.00%	-20.00%	$800.00
$39.00	-40.00%	-30.00%	$700.00
$32.50	-50.00%	-40.00%	$600.00
$26.00	-60.00%	-50.00%	$500.00
$19.50	-70.00%	-60.00%	$400.00
$13.00	-80.00%	-70.00%	$300.00
$6.50	-90.00%	-80.00%	$200.00
$0.00	-100.00%	-90.00%	$100.00

The following graph demonstrates the hypothetical total returns and hypothetical payments at maturity on the notes at maturity for a sub-set of Fund Returns detailed in the table above (-30% to 30%). Your investment may result in a loss of up to 90% of your principal at maturity.

JPMorgan Structured Investments —	PS-6
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $65.00 to a Final Share Price of $68.25. Because the Final Share Price of $68.25 is greater than the Initial Share Price of $65.00 and the Fund Return of 5% multiplied by 1.75 does not exceed the Maximum Return of 16.50%, the investor receives a payment at maturity of $1,087.50 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 x (5% x 1.75)] = $1,087.50
Example 2: The closing price of one share of the Fund decreases from the Initial Share Price of $65.00 to a Final Share Price of $58.50. Although the Fund Return is negative, because the Final Share Price of $58.50 is less than the Initial Share Price of $65.00 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.
Example 3: The closing price of one share of the Fund increases from the Initial Share Price of $65.00 to a Final Share Price of $84.50. Because the Final Share Price of $84.50 is greater than the Initial Share Price of $65.00 and the Fund Return of 30% multiplied by 1.75 exceeds the Maximum Return of 16.50%, the investor receives a payment at maturity of $1,165.00 per $1,000 principal amount note, the maximum payment on the notes.
Example 4: The closing price of one share of the Fund decreases from the Initial Share Price of $65.00 to a Final Share Price of $45.50. Because the Fund Return is negative and the Final Share Price of $45.50 is less than the Initial Share Price of $65.00 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 x (-30% + 10%)] = $800
Example 5: The closing price of one share of the Fund decreases from the Initial Share Price of $65.00 to a Final Share Price of $0.00. Because the Fund Return is negative and the Final Share Price of $0.00 is less than the Initial Share Price of $65.00 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $100 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 x (-100% + 10%)] = $100
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
JPMorgan Structured Investments —	PS-7
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 2, 2009 through December 19, 2014. The closing price of one share of the Fund on December 23, 2014 was $61.80. We obtained the Fund closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing prices per share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price per share of the Fund on the Observation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment in excess of $100 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS-8
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Diversification of the iShares® MSCI EAFE ETF” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
JPMorgan Structured Investments —	PS-9
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE ETF